Exhibit 99.1

Name and Address of Reporting Person:	Valinor Management, L.P.
510 Madison Avenue, 25th Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	December 31, 2018

Footnotes to Form 4

(1) Represents the number of shares forfeited to the Issuer for no consideration when a certain milestone was not achieved pursuant to that certain Agreement and Plan of Merger, dated April 17, 2017, by and among Harmony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”).

(2) Represents 4,004,076 shares directly held by Valinor Capital Partners, L.P. (“Valinor Capital”) (including 171,446 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).   Valinor Management, L.P. (“Valinor Management”) serves as investment manager to Valinor Capital. David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Valinor Associates, LLC (“Associates”), which serves as general partner to Valinor Capital.  Each of Valinor Management, Associates and David Gallo may be deemed to beneficially own the securities held by Valinor Capital and each of Valinor Management, Associates and David Gallo disclaims beneficial ownership of the reported securities, except to the extent of its or his pecuniary interest.

(3) Represents 11,392,537 shares directly held by Valinor Capital Partners Offshore Master Fund L.P. (“Capital Partners Offshore Master”) (including 487,804 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).  Valinor Management serves as investment manager to Capital Partners Offshore Master.  David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Associates, which serves as general partner to Capital Partners Offshore Master.  Each of Valinor Management, Associates, and David Gallo may be deemed to beneficially own the securities held by Capital Partners Offshore Master and each of Valinor Management, Associates and David Gallo disclaims beneficial ownership of the reported securities, except to the extent of its or his pecuniary interest.

(4) Represents 5,029,763 shares directly held by VND Partners, L.P. (“VND Partners”) (including 215,792 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).  Valinor Management serves as investment manager to VND Partners. David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Associates, which serves as general partner to VND Partners.  Each of Valinor Management, Associates, and David Gallo may be deemed to beneficially own the securities held by VND Partners and each of Valinor Management, Associates, and David Gallo disclaims beneficial ownership of the reported securities, except to the extent of its or his pecuniary interest.